Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-202876, 333-218457, 333-226589 and 333-234453) of our report dated September 19, 2025 (January 29, 2026, as to the effects of discontinued operations) relating to the financial statements of BRC Group Holdings, Inc. (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Melville, NY
March 31, 2026